EXHIBIT 23.01

                         CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Artisoft, Inc. and Subsidiaries:

We consent to the incorporation by reference in the registration statements (Nos. 333-71014, 333-75342) on Form S-3, as amended, and the registration statements (Nos. 33-78484, 33-78482, 33-78580, 33-88842, 33-89268, 333-57424,
333-102230) on Form S-8 of Artisoft, Inc. of our report dated August 6, 2003 except for note 14 which is dated September 27, 2002 and notes 2 and 16 which are dated as of May 16, 2003, relating to the consolidated balance sheets of Artisoft, Inc. and subsidiaries as of June 30, 2002 and 2001, and the related consolidated statements of operations, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended June 30, 2002, which report appears in Amendment No. 1 to the June 30, 2002 annual report on Form 10-K/A of Artisoft, Inc.

Our report contains an explanatory paragraph that states that the accompanying balance sheets as of June 30, 2002 and 2001 and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended June 30, 2002 have been restated as discussed in Note 2 to the consolidated financial statements.

/s/ KPMG LLP

Boston, Massachusetts
May 19, 2003